Exhibit 5

August 27, 2001

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Re: Franklin Electronic Publishers, Incorporated

Ladies/Gentlemen:

I am General Counsel to Franklin Electronic Publishers, Incorporated (the "Company") and a member in good standing of the bar of the Supreme Court of the Commonwealth of Pennsylvania. I refer to the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of the Company's Common Stock, no par value, for issuance under the Company's Amended and Restated 1998 Stock Option Plan (the "Option Plan").

I have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinions set forth below.

Based upon and subject to the foregoing, it is my opinion that upon issuance of the Shares upon the exercise of options granted or to be granted under the Option Plan and upon payment of the exercise price, the Shares will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as Exhibit 23(b) to said Registration Statement.

                                        Very truly yours,


                                        /s/ Gregory J. Winsky
                                        ----------------------------------------
                                        Gregory J. Winsky, Esq.
                                        Executive Vice President
                                        General Counsel


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